Exhibit 99.1

Trans World Entertainment Announces Fourth Quarter and Fiscal 2010 Results

ALBANY, N.Y., March 3, 2011 /PRNewswire/ — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported results for its fourth quarter and fiscal year ended January 29, 2011. For the fourth quarter of 2010, income from operations improved $13.9 million to $13.3 million compared to a loss from operations of $0.6 million in the fourth quarter of 2009. Total net sales decreased 22% to $231.3 million compared to $295.4 million in 2009. Comparable store sales for the quarter decreased 6%. During the quarter, the Company operated an average of 514 stores compared to 655 stores last year, a 22% decline.

For the fourth quarter of 2010, the Company recorded net income of $12.4 million, or $0.38 per diluted share compared to net income of $11.4 million or $0.36 per diluted share for the fourth quarter of 2009. This year’s fourth quarter results included a non-cash impairment charge to write down certain long-lived assets totaling $2.0 million or $0.06 per diluted share for the quarter.

Last year’s fourth quarter results include an impairment charge of $3.6 million or $0.12 per share and an income tax benefit of $12.6 million or $0.40 per share for the quarter. The tax benefit recorded in the fourth quarter of 2009 was primarily due to a change in legislation that resulted in the Company receiving a cash refund of $10.3 million during the quarter.

For fiscal year 2010, total net sales decreased 20% to $652.4 million compared to $814.0 million in 2009. Comparable store sales for fiscal year 2010 decreased 4%. During the year, the Company operated an average of 532 stores compared to 688 stores last year, a 23% decline.

For fiscal year 2010, the loss from operations improved $25.4 million to $27.3 million compared to a loss from operations of $52.7 million in 2009. Net loss for fiscal 2010 was $31.0 million or $0.99 per share compared to the net loss was $42.4 million or $1.35 per share for fiscal 2009.

Trans World will host a teleconference call today, Thursday, March 3, 2011, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

(table to follow)

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATION:

(in millions, except per share data)	Thirteen Weeks Ended				Fiscal Year Ended

	January 29, 2011	% to Sales	January 30, 2010	% to Sales	January 29, 2011	% to Sales	January 30, 2010	% to Sales

Net sales	$231.3		$295.4		$652.4		$814.0

Cost of sales	153.1	66.2%	212.9	72.1%	433.0	66.4%	552.3	67.9%

Gross profit	78.2	33.8%	82.5	27.9%	219.4	33.6%	261.7	32.1%

Selling, general and administrative expenses	60.3	26.1%	75.6	25.6%	233.6	35.8%	295.6	36.3%

Impairment charges	2.0	0.9%	3.6	1.2%	2.0	0.3%	3.6	0.4%

Depreciation and amortization	2.6	1.1%	3.9	1.3%	11.1	1.7%	15.2	1.9%

Income (loss) from operations	13.3	5.7%	(0.6)	-0.2%	(27.3)	-4.2%	(52.7)	-6.5%

Interest expense, net	0.9	0.4%	0.6	0.2%	3.4	0.5%	2.7	0.3%

Income (loss) before income taxes	12.4	5.3%	(1.2)	-0.4%	(30.7)	-4.7%	(55.4)	-6.8%

Income tax expense (benefit)	0.0	0.0%	(12.6)	-4.3%	0.3	0.0%	(13.0)	-1.6%

Net income (loss)	$12.4	5.3%	$11.4	3.9%	$(31.0)	-4.8%	$(42.4)	-5.2%

Basic income (loss) per common share:

Basic income (loss) per common share	$0.39		$0.36		$(0.99)		$(1.35)

Weighted average number of common shares outstanding - basic	31.4		31.4		31.4		31.4

Diluted income (loss) per common share:

Diluted income (loss) per common share	$0.38		$0.36		$(0.99)		$(1.35)

Weighted average number of common shares - diluted	32.4		31.5		31.4		31.4

	January 29, 2011	January 30, 2010

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
Cash and cash equivalents	$75.2	$71.5
Merchandise inventory	234.2	266.6
Fixed assets (net)	21.5	33.9
Accounts payable	130.0	130.5
Long-term debt and capital lease obligations, less current portion	5.5	6.9

Stores in operation	460	557

CONTACT: John J. Sullivan, Trans World Entertainment, EVP, Chief Financial Officer, +1-518-452-1242; or Marilynn Meek, Financial Relations Board, +1-212-827-3773, mmeek@frbir.com